Exhibit 99.1

Change Healthcare Announces Stockholder Approval for the Combination with OptumInsight, part of UnitedHealth Group

Nashville, Tenn., April 14, 2021 – Change Healthcare Inc. (Nasdaq: CHNG) (the “Company” or “Change Healthcare”), a leading healthcare technology company, today announced that during a special meeting held yesterday, Change Healthcare stockholders voted to approve the previously announced combination with OptumInsight, part of UnitedHealth Group.

Of the approximately 222 million shares voted at yesterday’s special meeting of stockholders, 99.9% voted in favor of the adoption of the merger agreement.

About Change Healthcare

Change Healthcare (Nasdaq: CHNG) is a leading healthcare technology company, focused on insights, innovation, and accelerating the transformation of the U.S. healthcare system through the power of the Change Healthcare Platform. We provide data and analytics-driven solutions to improve clinical, financial, administrative, and patient engagement outcomes in the U.S. healthcare system. Learn more at changehealthcare.com.

CHNG-IR

Contacts

Evan Smith, CFA

Investor Relations

404-338-2225

Evan.Smith@changehealthcare.com

Katherine Wojtecki

External Communications

630-624-9142

Katherine.Wojtecki@changehealthcare.com